Exhibit 99.1

NEWS

INVESTOR CONTACTS:

Rick Frier

Executive Vice President, Finance

(727) 579-5147

Joanne Freiberger

Vice President, Finance

(727) 579-5116

MEDIA CONTACT:

Michelle Bauer

Executive Director, Marketing Communications

(727) 579-5129

Catalina Marketing Reports Financial Results

For the Fourth Quarter of Fiscal Year 2005

ST. PETERSBURG, FL, May 18, 2005 — Catalina Marketing Corporation (NYSE: POS) today reported financial results for its fourth quarter and fiscal year ended March 31, 2005.

For the three months ended March 31, 2005, consolidated revenues were $112.0 million, compared with revenues of $119.6 million in the comparable period last year. Consolidated net income for the fourth quarter was $15.3 million, or $0.29 per diluted share, compared with a net loss of $8.8 million, or $0.17 per diluted share, in the fourth quarter of fiscal year 2004. Fourth quarter results in fiscal year 2005 included $0.7 million in losses from discontinued operations due principally to losses from the disposal of non-core businesses, compared with $32.5 million of losses from discontinued operations, due principally from goodwill impairment charges, recognized in the fourth quarter of fiscal year 2004.

The company reported consolidated income from continuing operations for the quarter ended March 31, 2005 of $16.0 million, or $0.30 per diluted share, compared with $23.7 million, or $0.44 per diluted share, for the quarter ended March 31, 2004.

“The results in the fourth quarter were consistent with our expectations,” said Dick Buell, chief executive officer of Catalina Marketing. “The company incurred costs in the fourth quarter of fiscal 2005 that were not experienced in fiscal 2004 including costs related to growth initiatives, incentive compensation and compliance with Sarbanes-Oxley. As discussed on our last earnings call, the company’s investment in growth initiatives reflects a commitment to drive future earnings growth.”

Revenue in the fourth quarter of fiscal year 2005 was negatively influenced by the sale of the loyalty card business, which occurred in March 2004, and the pull back of a large manufacturer client. The combined revenue impact of these two issues exceeded $8 million in the quarter which, in turn, negatively impacted gross profit.

Full Year Consolidated Results

For the twelve months ended March 31, 2005, consolidated revenues were $410.1 million, compared with revenues of $408.6 million last year. Consolidated net income for the fiscal year was $65.5 million, or $1.25 per diluted share, compared with a net loss of $19.3 million, or $0.37 per diluted share, in fiscal year 2004. Results in fiscal year 2005 included $3.1 million in losses from discontinued operations due principally to losses from the operations of non-core businesses, compared with $78.9 million of losses from discontinued operations, due principally from goodwill impairment charges, recognized in fiscal year 2004.

The company reported consolidated income from continuing operations for the year ended March 31, 2005 of $68.6 million, or $1.31 per diluted share, compared with $60.4 million, or $1.15 per diluted share, for the year ended March 31, 2004.

“We are pleased with our financial, strategic and organizational results for fiscal 2005. In addition to the financial outcome, our focus for 2005 was to establish a solid foundation for the future,” stated Dick Buell, Catalina’s chief executive officer. “We repurchased a record $44 million of Catalina stock during the fourth quarter. In the second quarter, for the first time in the history of the company, we declared an annual dividend to shareholders. The company renewed the focus on its core businesses, achieved its goal of divesting the four non-strategic businesses, and strengthened the management team with the hiring and promotion of key individuals. Catalina Marketing’s financial, strategic and organizational achievements in fiscal 2005 have created a solid foundation for future innovation and growth.”

During the third fiscal quarter ended December 31, 2004, the company received a favorable ruling related to a state sales tax assessment, and as a result, reversed into income a $4.4 million accrued liability, which had been recognized as expense in prior periods. The reversal of this liability resulted in a favorable impact, net of related income taxes, of approximately $0.05 per diluted share, in both the third quarter and the full fiscal year 2005.

Pro Forma Non-GAAP Adjustments

The pro forma non-GAAP basis results presented in this news release and attached tables exclude the effect of Catalina Health Resource revenues recognized in fiscal year 2004 that had been deferred from prior fiscal years due to revenue recognition adjustments.

Fourth quarter fiscal 2005 consolidated revenues of $112.0 million reflect a decrease of 4.6% compared with non-GAAP pro forma revenues of $117.4 million for the same period last year. For the three months ended March 31, 2005, consolidated income from continuing operations was $16.0 million, or $0.30 per diluted share, compared with pro forma non-GAAP income from continuing operations of $22.4 million, or $0.43 per diluted share, for the same period last year.

Consolidated revenues of $410.1 million for the twelve months ended March 31, 2005 reflect an increase of 3.3% compared with pro forma non-GAAP revenues of $397.1 million for the same period last year. Consolidated income from continuing operations was $68.6 million, or $1.31 per diluted share, for the twelve months ended March 31, 2005, compared with pro forma non-GAAP income from continuing operations of $53.5 million, or $1.02 per diluted share, for the same period last year.

Summary of Segment Results

	Three Months Ended March 31, 2005		Three Months Ended March 31, 2004
(In thousands)	Revenues	Income/(Loss)	Revenues	Income/(Loss)
Catalina Marketing Services	$74,641	$20,660	$82,101	$22,820
Catalina Health Resource (1)	19,324	1,801	20,392	1,677
International	17,974	2,911	15,360	1,177
Corp / Eliminations	30	(9,395)	(430)	(3,263)

Total Pro Forma (1)	$111,969	$15,977	$117,423	$22,411

Catalina Health Resource Adj.(1)	—	—	2,137	1,327

From Continuing Operations - GAAP	$111,969	$15,977	$119,560	$23,738

Discontinued Operations	$—	$(701)	$—	$(32,514)

Consolidated GAAP	$111,969	$15,276	$119,560	$(8,776)

	Tweleve Months Ended March 31, 2005		Tweleve Months Ended March 31, 2004
(In thousands)	Revenues	Income/(Loss)	Revenues	Income/(Loss)
Catalina Marketing Services	$269,612	$73,879	$282,128	$72,724
Catalina Health Resource (1)	76,167	9,356	66,207	396
International	64,116	7,395	49,580	462
Corp / Eliminations	167	(22,034)	(841)	(20,062)

Total Pro Forma (1)	$410,062	$68,596	$397,074	$53,520

Catalina Health Resource Adj.(1)	—	—	11,558	6,877

From Continuing Operations - GAAP	$410,062	$68,596	$408,632	$60,397

Discontinued Operations	$—	$(3,144)	$—	$(78,900)
Cumulative Effect of Acctg Change	$—	$—	$—	$(770)

Consolidated GAAP	$410,062	$65,452	$408,632	$(19,273)

(1)	The non-GAAP pro forma revenue and net income results are a supplement to the financial data that is based on generally accepted accounting principles (GAAP). The non-GAAP pro forma results reflect adjustments to exclude non-recurring revenue resulting from the one-time deferral of CHR revenues in prior periods (and the related tax effect) resulting from revenue recognition adjustments in such prior years. The company believes this presentation provides useful information to investors because it assists investors in better understanding the company’s operations for comparability with recurring results for the future. It should be emphasized, however, that these measurements are not a substitution for GAAP-based financial statements.

Discontinued Operations

During the fiscal year ended March 31, 2005, the company completed the divestiture of its remaining non-strategic business units. Research Solutions was divested during the third quarter and Direct Marketing Services and Japan Billboard were both sold in the second quarter of fiscal year 2005. The aggregated results of these dispositions are reported in the income statement as “Discontinued Operations.”

Stock Repurchases

During the fourth quarter, the company repurchased 1,652,100 shares of its common stock for a total of $44.2 million, at an average price of $26.74 per share. The company currently has authorization to repurchase an additional $55.8 million of common stock under the September 2004 Board of Directors’ authorization.

Catalina Marketing expects to file its Annual Report on Form 10-K for the fiscal year ended March 31, 2005, with the Securities and Exchange Commission on or before June 14, 2005. Investors are urged to review the Form 10-K for a detailed discussion of the company’s financial results and business descriptions.

Webcast and Investor Conferences Scheduled

The company will host a webcast on Wednesday, May 18, 2005, at 10:00 a.m. EDT to discuss its financial results. The webcast may be accessed at http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=POS&script=1010&item_id=1056457, and will be available for replay from Wednesday, May 18, 2005 through Thursday, June 16, 2005.

The Catalina 2005 investor conference will be held in Tampa, Florida on May 25 and May 26, 2005 and will address key accomplishments for fiscal year 2005 as well as the company’s future growth initiatives. The audio portion of the investor conference, and the graphics presented, will be webcast live over the Internet. The webcast will be accessible at http://www.wsw.com/webcast/catalina.

Dick Buell, chief executive officer, will also present at Deutsche Bank’s Media/Telecom Conference at The Pierre Hotel in New York City on June 6, 2005. The presentation will be webcast and will be accessible through the Investor Relations Calendar of Events section of the company’s Web site at http://www.catalinamarketing.com.

Catalina Marketing Corporation

Selected Financial Data

(in thousands, except per share amounts)

	Three Months		Twelve Months
Periods Ended March 31	2005	2004	2005	2004
Revenues	$111,969	$119,560	$410,062	$408,632
Direct Operating Expenses	37,446	40,676	129,449	140,401
Selling, General and Administrative	40,660	32,377	129,365	124,856
Depreciation and Amortization	10,086	11,739	42,446	45,243

Income from Operations	23,777	34,768	108,802	98,132
Other Income (Expense)	1,462	(8)	1,450	(536)
Provision for Income Taxes	9,262	11,022	41,656	37,199

Income from Continuing Operations	15,977	23,738	68,596	60,397
Gain (Loss) from Discontinued Operations	(270)	(32,514)	(4,272)	(78,900)
Gain (Loss) from Disposition	(431)	—	1,128	—

Income (Loss) from Discontinued Operations	(701)	(32,514)	(3,144)	(78,900)
Cumulative Effect of Change in Accounting	—	—	—	(770)

Net Income (Loss)	$15,276	$(8,776)	$65,452	$(19,273)

Earnings Per Share, Basic:

Earnings Per Share from Continuing Operations	$0.30	$0.44	$1.31	$1.15
Income (Loss) from Discontinued Operations	$(0.01)	$(0.61)	$(0.06)	$(1.50)
Cumulative Effect of Change in Accounting	$—	$—	$—	$(0.02)

Net Income (Loss) Per Common Share	$0.29	$(0.17)	$1.25	$(0.37)

Weighted Average Shares Outstanding	51,740	52,229	52,167	52,304

Earnings Per Share, Diluted:

Earnings Per Share from Continuing Operations	$0.30	$0.44	$1.31	$1.15
Income (Loss) from Discontinued Operations	$(0.01)	$(0.61)	$(0.06)	$(1.50)
Cumulative Effect of Change in Accounting	$—	$—	$—	$(0.02)

Net Income (Loss) Per Common Share	$0.29	$(0.17)	$1.25	$(0.37)

Weighted Average Shares Outstanding	52,180	52,264	52,356	52,324

Catalina Marketing Corporation

Selected Other Data

(in thousands, except store data)

	March 31 2005	March 31 2004
Balance Sheet and Cash Flow (in thousands):

Cash	$116,191	$72,704
Debt	$64,623	$66,924
Stockholders’ Equity	$196,374	$184,662
Cash Flows from Operating Activities Qtr / YTD	$46,230 / $117,991	$51,838 / $138,133
Capital Expenditures Quarter / YTD	$9,594 / $22,527	$4,827 / $26,427

Catalina Marketing Services:

Number of Stores at Quarter End	17,609	17,604
Net Stores (Deinstalled) Installed During Quarter / YTD	(103) / 5	22 / 106
Promotions Printed During Quarter / YTD (in millions)	881 / 3,279	878 / 3,118
Weekly Shopper Reach at Quarter End (in millions)	218	209

Catalina Health Resource:

Number of Stores at Quarter End	12,423	11,929
Net Stores Installed (Deinstalled) During Quarter / YTD	43 / 494	(3,884) / (5,898)

Catalina Marketing International:

Number of Stores at Quarter End	5,907	5,545
Net Stores Installed During Quarter / YTD	166 / 362	287 / 1,028
Promotions Printed During Quarter / YTD (in millions)	248 / 851	230 / 757
Weekly Shopper Reach at Quarter End (in millions)	66	65

Based in St. Petersburg, FL, Catalina Marketing Corporation (www.catalinamarketing.com) was founded 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct-to-patient information. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, are never sold or given to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers and retailers, government and regulatory statutes, rules, regulations and policies, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s store network, the success of new services and businesses and the pace of their implementation, the company’s ability to maintain favorable client relationships, the outcome and impact of an ongoing SEC investigation into certain of the company’s prior fiscal years, and the outcome and impact of the pending shareholder class action and derivative lawsuits.

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